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                                                                    EXHIBIT 99.5


                       [LOGO] POOL ENERGY SERVICES CO.
                      P.O. Box 4271 o  Houston, TX 77210
                        10375 Richmond Avenue (77042)

JIM JONGEBLOED
President and
Chief Executive Officer

                               October 30, 1998

CONFIDENTIAL

Mr. Eugene M. Isenberg
Chairman and Chief Executive Officer
Nabors Industries, Inc.
515 West Greens Road, Suite 1200
Houston, Texas  77067-4525

Dear Mr. Isenberg:

         As I told you in my October 26 letter to you, our Board of Directors carefully considered your October 12, 1998 letter, and instructed me to tell you that we are not interested in pursuing the discussions with your company suggested in that letter. As I also said, this decision was unanimous and unequivocal.

         As you know, our Company is committed to the implementation of its own strategic plan, which is designed to capitalize on opportunities for the Company and to increase shareholder values over the long term. We believe the results of these efforts to date have been impressive. But for the current unexpected downturn in our industry, which is the worst in many years, we believe our stock price would better reflect the efforts and achievements of our Board and management.

         It is not surprising that you share our views concerning our Company's excellent prospects, but our shareholders, not yours, should be the beneficiaries of our efforts as our industry recovers. It would not be prudent or responsible for our Board to let others reap the benefits that truly belong to our shareholders.

                                        Yours very truly,

                                        /s/ J. T. Jongebloed

                                        J. T. Jongebloed




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